                                                                       EXHIBIT 5
                                                                       ---------



                               HALE AND DORR LLP
                              Counsellors at Law

                 60 State Street, Boston, Massachusetts 02109
                        617-526-6000 * Fax 617-526-5000



                               November 20, 1997

Banyan Systems Incorporated
120 Flanders Road
Westboro, MA 01581

     Re:  Non-Qualified Stock Option
          --------------------------

Ladies and Gentlemen:

     We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to 50,000 shares of Common Stock, $.01 par value per share (the "Shares"), of Banyan Systems Incorporated, a Massachusetts corporation (the "Company"), issuable pursuant to a non-qualified option granted by the Company to a certain optionee pursuant to a written employment agreement executed between the Company and such optionee (the "Non-Qualified Option").

     We have examined the Second Amended and Restated Articles of Organization of the Company, the By-Laws of the Company, as amended, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

     In examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

     We assume that the appropriate action will be taken, prior to the offer and sale of the shares in accordance with the Non-Qualified Option, to register and qualify the shares for sale under all applicable state securities or "blue sky" laws.

Banyan Systems Incorporated
November 20, 1997
Page 2

     We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts and the federal laws of the United States of America.

     Based upon and subject to the foregoing, we are of the opinion that the Company has duly authorized for issuance the Shares covered by the Registration Statement to be issued under the Non-Qualified Option, as described in the Registration Statement, and such Shares, when issued in accordance with the terms of the Non-Qualified Option, will be legally issued, fully paid and nonassessable.

     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein under the caption "Interests of Named Experts and Counsel." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                    Very truly yours,



                                    /s/ Hale and Dorr LLP
                                    ---------------------

                                    HALE AND DORR LLP